JACKPOT ENTERPRISES, INC. AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE
              THREE AND NINE MONTHS ENDED MARCH 31, 1995 and 1994
            (Dollars and shares in thousands, except per share data)


                                       Three Months Ended   Nine Months Ended
                                             March 31,           March 31,
                                        1995        1994     1995      1994
                                       _______     _______  _______   _______
Primary:
  Earnings:
    Net income                         $ 1,672     $ 1,307  $ 4,765   $ 3,756
    Add after-tax interest, net (A)                                       271
                                       _______     _______  _______   _______
    Net income, as adjusted            $ 1,672     $ 1,307  $ 4,765   $ 4,027
                                       =======     =======  =======   =======
  Shares:
    Weighted average number of common
      shares outstanding                 9,247       9,230    9,229     9,208
    Common shares issuable upon
      exercise of stock options
      and warrants, net of common
      shares assumed to be repurchased
      from the proceeds at the average
      market price for the period                                         739
                                       _______      _______  ______   _______
    Weighted average number of common
      shares and common share
      equivalents outstanding            9,247        9,230   9,229     9,947
                                       =======       ======  ======    ======
    Primary earnings per share:
      Net income                       $   .18       $  .14  $  .52    $  .40
                                       =======       ======  ======    ======
Fully diluted (B):
  Earnings:
    Net income                         $ 1,672       $ 1,307 $ 4,765   $ 3,756
    Add after-tax interest,
      net (A)                              461           370   1,375       970
                                       _______       _______  _______  _______
    Net income, as adjusted            $ 2,133       $ 1,677  $ 6,140  $ 4,726
                                       =======       =======  =======  =======
  Shares:
    Weighted average number
      of common shares and
      common share equivalents
      outstanding                        9,247         9,230    9,229   9,947
    Common shares issuable
      upon exercise of stock
      options and warrants, net
      of common shares assumed
      to be repurchased from
      the proceeds using the
      greater of the average
      market price for the
      period or the period-end
      price                              2,571         2,159    2,485   1,466
                                       _______        ______   ______   ______
    Weighted average number of
      common shares and common
      share equivalents outstanding,
      as adjusted                       11,818        11,389   11,714  11,413
                                       =======       =======  ======= =======
    Fully diluted earnings
      per share:
      Net income                       $   .18       $   .15  $   .52 $   .41
                                       =======       =======  ======= =======

_____________________
(A) Amounts represent a decrease in interest expense and an increase in interest income as a result of the assumed reduction in borrowings and increase in investments in U. S. government securities from the application of the portion of the proceeds from the assumed exercise of stock options and warrants which were not applied towards the repurchase of outstanding common shares (equivalent to 20% of the common shares outstanding at the end of the applicable period).

(B)     These calculations are submitted in accordance with Regulation S-K
        Item 601 (b) (ii) although not required by Footnote 2 to paragraph 14 of APB Opinion No. 15 because they had no effect or were antidilutive on earnings per share.